EXHIBIT 4.7




                         CERTIFICATE OF DESIGNATION


                 SETTING FORTH RESOLUTION CREATING A SERIES
                      OF PREFERRED STOCK DESIGNATED AS
         "CUMULATIVE REDEEMABLE EXCHANGEABLE 1993 PREFERRED STOCK"
                    ADOPTED BY THE BOARD OF DIRECTORS OF
                     PETROLEUM HEAT AND POWER CO,. INC.

           Pursuant to the Provisions of Section 302A.401 of the Minnesota Business Corporation Act, as amended



          We, the undersigned, GEORGE LEIBOWITZ and ALAN SHAPIRO, respectively a Senior Vice President and Assistant Secretary of Petroleum Heat and Power Co., Inc., a Minnesota corporation (hereinafter sometimes referred to as the "Corporation"), hereby certify as follows:

          FIRST: That under the Restated and Amended Articles of Incorporation of the Corporation ("Restated Articles") the total number of authorized shares of Preferred Stock which the Corporation may issue is 2,000,000 and under said Restated Articles the Board of Directors of the Corporation ("Board") is authorized to issue such shares of Preferred Stock from time to time in one or more series and to determine in the resolution providing for the issuance of any series of Preferred Stock the rights and preferences of shares of such series not fixed and determined by the Restated Articles.

          SECOND: That the Board, pursuant to the authority so vested in it by the Restated Articles and in accordance with the provisions of
Section 302A.401 of the Minnesota Business Corporation Act, as amended, adopted the following resolution creating a series of Preferred Stock designated as "Cumulative Redeemable Exchangeable 1991 Preferred Stock," which resolution has not been amended, modified, rescinded or revoked and is in full force and effect on the Preferred Stock Closing Date.


                  RESOLUTIONS OF THE BOARD OF DIRECTORS TO
                      RESTATE THE RESTATED ARTICLES OF
                     PETROLEUM HEAT AND POWER CO., INC.

          WHEREAS, the Restated and Amended Articles of Incorporation (the "Restated Articles") of Petroleum Heat and Power Co., Inc., a Minnesota corporation (the "Corporation"), authorize the issuance of 2,000,000 shares of Preferred Stock of the Corporation; and







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          WHEREAS, this Corporation wishes to issue up to 10,000 shares of its Cumulative Redeemable Exchangeable 1993 Preferred Stock, $1,000 par value;

          NOW, THEREFORE, be it, and it hereby is, resolved by the Board that a series of the Preferred Stock of the Corporation is hereby designated Cumulative Redeemable Exchangeable 1993 Preferred Stock (the "1993 Preferred Stock"), consisting of 10,000 shares, which shares shall be exchangeable under certain circumstances for Subordinated Notes of the Corporation due December 31, 2000 in accordance with paragraph 7 of this Resolution, having the relative rights and preferences as set forth below:

          1.   Ranking. The shares of the 1993 Preferred Stock shall rank
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senior to the Corporation's Class A Common Stock and Class C Common Stock,
and junior to the Corporation's 1989 Preferred Stock and the Corporation's Class B Common Stock, with respect to the payment of dividends and upon liquidation, dissolution, winding-up or otherwise. Except as specified in the preceding sentence, all other classes of Preferred Stock shall rank senior and all other capital stock of the Corporation shall rank junior to the 1993 Preferred Stock with respect to the payment of dividends or upon liquidation, dissolution, winding-up or otherwise.

          2.   Dividends.  The holders of the shares of the 1993 Preferred
               ---------
Stock shall be entitled to receive dividends thereon at the rate per annum established by an investment banking firm mutually agreed upon by the Corporation and Star Gas Holdings, Inc. such that the 1993 Preferred Stock would have a fair market value equal to its par value to which would be added an amount ("Gross up Amount") agreed upon between the Corporation and Star Gas Holdings, Inc. to gross up the holders for the excess, if any, of United States Federal income taxes payable on such dividends over the amount of United States Federal income taxes which would be payable if such holders had received interest instead of dividends, when and as declared by the Board of Directors of this Corporation, out of funds legally available therefor. The obligations of this Corporation to pay dividends on the 1993 Preferred Stock pursuant to the provisions of this paragraph 2 shall accrue (whether or not declared) and be cumulative from and including the date on which each such share is issued. Dividends shall be payable quarterly (each a "Quarterly Dividend Period") on the first day of each calendar quarter (each a "Dividend Payment Date"), commencing with the first calendar quarter following the issuance of such shares, to the holders of record as they shall appear on the stock register of the Corporation on the 15th day of the preceding calendar month. All dividends shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which such dividends are payable. Unpaid dividends for any period less than a full Quarterly Dividend Period shall








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accrue on a day-to-day basis and shall be computed on the basis of a 360-
day year.

          If the full amount of dividends required to be paid as aforesaid for any Quarterly Dividend Period shall not have been paid, whether or not earned or declared, or a sum sufficient for the payment thereof set apart, all of the dividends required to be so paid but not paid (the "Deficiency") shall earn and accrue additional dividends, effective as of the date on which such dividends were to be paid and continuing until the full amount of the Deficiency plus all accrued but unpaid dividends thereon shall have been paid in full, at a per annum rate equal to the per annum dividend rate payable thereunder throughout such period with respect to the 1993 Preferred Stock plus 2%. All payments of dividends made on the 1993
                ----
Preferred Stock shall be applied first, to the reduction of all accrued but unpaid interest on the Deficiency, second, to the reduction of the Deficiency and third, to the payment of all accrued but unpaid dividends on the 1993 Preferred Stock, other than the Deficiency. Reference to accrued and/or cumulative dividends hereunder shall be deemed for all purposes to include all amounts of Deficiency and all such accrued but unpaid interest thereon.

          3.   Priority as to Dividends.  No dividends shall be declared or
               ------------------------
paid or set apart for payment on the 1993 Preferred Stock for any period unless at the time of such declaration or payment or setting apart for payment, full cumulative dividends have been or simultaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the 1989 Preferred Stock, on any other class of Preferred Stock, and on the Class B Common Stock for all applicable dividend periods terminating on or prior to the date of such declaration, payment or setting aside with respect to the 1993 Preferred Stock.

          Subject to the provisions of the following paragraph, no dividends or other distributions (other than dividends or other distributions payable in Class A Common Stock or in another stock ranking, with respect to the payment of dividends and upon liquidation, dissolution, winding-up, redemption or otherwise, junior to the 1993 Preferred Stock) shall be declared or paid or set apart for payment on the Class A Common Stock or stock of any other class which, in either case, ranks, as to dividends and upon liquidation, dissolution, winding-up, redemption or otherwise, junior to the 1993 Preferred Stock ("Junior Stock") for any period, unless at the time of such declaration or payment or setting apart for payment (i) full cumulative dividends have been or simultaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the 1993 Preferred Stock for all Quarterly Dividend Periods terminating on or prior to the date of payment of such








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dividends on Junior Stock, (ii) an amount equal to the dividends accrued on the 1993 Preferred Stock as of the date of each proposed distribution or payment on the Junior Stock has been declared and set apart in cash for payment on the 1993 Preferred Stock, (iii) any redemption payment required to be made pursuant to paragraph 4 hereof on or prior to the date of payment of such dividends on Junior Stock shall have been paid or a sum sufficient for the payment thereof set apart for such payment, and (iv) all redemptions of the 1993 Preferred Stock pursuant to the issuance, in exchange therefor, of the Notes required to be made pursuant to paragraph 7 hereof on or prior to the date of payment of such dividends on Junior Stock shall have been made.


          4.   Mandatory Redemption.  On December 31, 2000, (the "Mandatory
               --------------------
Redemption Date") the Corporation shall redeem all outstanding shares of the 1993 Preferred Stock. The per share redemption price shall be $1000 plus all accrued and unpaid cumulative dividends thereon (whether or not
- ----
declared or earned) to the date of such redemption; provided, however, that if such redemption price is not paid on such Mandatory Redemption Date, such redemption price shall bear interest thereafter at a rate per annum equal to the per annum dividend rate payable hereunder throughout such period with respect to the 1993 Preferred Stock plus 2%, until such
                                                ----
redemption price (including such interest) shall be paid in full.

          5.   Optional Redemptions.  In addition to the mandatory
               --------------------
redemptions required by paragraph 4 hereof, the Corporation shall have the option at any time from time to time on any Dividend Payment Date (upon delivery of the notice and otherwise in the manner set forth in paragraph 6 hereof) to redeem shares of the 1993 Preferred Stock, either in whole or in part (but if in part then in units of 500 shares of an integral multiple thereof, unless less than 500 shares are then outstanding or held by any one holder thereof), by payment of a redemption price per share of $1,000 plus (ii) all accrued and unpaid cumulative dividends thereon (whether or
- ----
not declared or earned) to the date of such redemption.

          6.   Manner and Effect of Redemptions.
               --------------------------------

               (a) Notice of any proposed redemption of shares of the 1993 Preferred Stock pursuant to the provisions of paragraph 5, shall be given by the Corporation to each holder of the 1993 Preferred Stock by mailing a copy of such notice not less than 30 nor more than 60 days prior to the date fixed for such redemption to each holder of record of the outstanding shares of the 1993 Preferred Stock at their respective addresses appearing on the books of the Corporation. Said notice shall specify (i) the number of shares called for redemption and (ii) the place at which and the date on which the shares called for redemption will, upon presentation and surrender of the certificate of stock evidencing such shares, be redeemed. In addition, the Corporation shall mail within 5 days prior to the date





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fixed for such redemption to each holder of shares of the 1993 Preferred
Stock to be so redeemed, notice of the accrued interest payable with respect of such redemption. Notice of redemption having been so given, the redemption price per the number of shares specified in such notice, together with the premium if any, and all accrued interest thereon shall be due and payable on the date fixed for such redemption.

               (b) If the funds of the Corporation legally available for the redemption of all shares of the 1993 Preferred Stock to be redeemed pursuant to paragraph 4 hereof, are insufficient to redeem the total number of outstanding shares of the 1993 Preferred Stock so required to be redeemed, such funds will be used promptly, and redemptions pursuant to such paragraph 4, shall be made ratably among such holders, and in any event, within 90 days after such funds become legally available, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

               (c) If less than all of the shares of the 1993 Preferred Stock are to be redeemed on a given date pursuant to the provisions hereof, the Corporation shall redeem from each holder of 1993 Preferred Stock that number of whole shares of the 1993 Preferred Stock then held by each holder of shares of 1993 Preferred Stock that bears the same proportion to the total number of such shares to be redeemed as the total number of share of the 1993 Preferred Stock then held by such holder bears to the total number of shares of the 1993 Preferred Stock then outstanding.

               (d) Notwithstanding anything herein to the contrary, the Corporation may not at any time redeem less than all of the 1993 Preferred Stock outstanding unless all accrued and unpaid dividends have been paid on all then outstanding shares of the 1993 Preferred Stock.

               (e) From and after the date fixed in any such notice as the date of redemption of shares of the 1993 Preferred stock pursuant to paragraph 4 or 5 hereof, unless default shall be made by the Corporation in providing sufficient monies at the time and place specified for the payment of the redemption price pursuant to said notice, dividends shall as of such date fixed for redemption cease to accrue and all rights of the holders thereof as stockholders of the Corporation with respect to such shares of 1993 Preferred Stock to be redeemed, except the right to receive the redemption price thereon (including any interest thereon), shall cease and terminate.

               (f) All shares of the 1993 Preferred Stock which shall have been redeemed, purchased or otherwise acquired by the Corporation pursuant to the provisions hereof, shall be cancelled and shall not be reissued as








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shares of the 1993 Preferred Stock, but shall have the status of authorized but unissued shares of Preferred Stock of the Corporation.

          7.   Exchange of the 1993 Preferred Stock for the Notes.  So long
               ---------------------------------------------------
as any shares of the 1993 Preferred Stock are outstanding at the end of any fiscal quarter, the Corporation shall, 60 days following the end of such fiscal quarter, cause all or any part of the then outstanding shares of the 1993 Stock to be redeemed by issuing, in exchange therefor, the Corporation's Subordinated Notes in the form annexed to the Hanseatic Put/Call Agreement dated December 21, 1993 among the Corporation, Hanseatic Corporation and Star Gas Holdings, Inc. (the "Notes") on the terms and conditions set forth below:

               (a) Subject only to the provisions of subparagraph (b) of this Section 5, the Corporation shall issue such Notes in the maximum aggregate principal amount ("Permitted Notes") which does not result in the violation of the terms of any agreement limiting the incurrence or maintenance of debt.

               (b) Notwithstanding anything herein to the contrary, the Corporation shall not be required to issue any Notes on any Exchange Date that the aggregate principal amount of notes issuable on such Exchange Date as a result of Paragraph (a) shall be less than $500,000; provided, however, that if on any Exchange Date all other remaining outstanding shares of the 1993 Preferred Stock are to be redeemed, and such redemption results in less than $500,000 aggregate principal amount of Notes being issued, or outstanding shares of the 1993 Preferred Stock shall be redeemed and such Notes issued.

               (c) The Corporation shall issue the Notes in exchange for such shares of the 1993 Preferred Stock to be redeemed pursuant to this
Section 7 within 60 days following the end of each of fiscal quarter, as specified by the Corporation, upon not less than 15 days nor more than 30 days prior written notice to each holder of the then outstanding shares of the 1993 Preferred Stock (any such date, with respect to the Notes to be issued on such day, and "Exchange Date"). The annual rate of interest on the Notes shall be the same as the annual dividend rate on the 1993 Preferred Stock less the Gross up Amount.

               (d) On or prior to 5:00 p.m. New York Time on each Exchange Date, the Corporation shall deliver to each holder of any of the then outstanding shares of the 1993 Preferred Stock to be redeemed pursuant to this Section 5 on such date the following:

                    (i) Payment to such holder and immediately available funds of an amount equal to all accrued and unpaid cumulative dividends on the outstanding shares of the 1993 Preferred Stock to be so redeemed by such holder (whether or not earned or declared) to, but not including, the Exchange Date; and




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                    (ii)  The Notes, dated the Exchange Date in an
aggregate principal amount equal to the aggregate par value of the 1993 Preferred Stock of such holder to be redeemed on such Exchange Date.

               (e) From and after the Exchange Date (unless default shall be made by the Corporation in providing the Notes issuable to such holder on such date or in paying to such holder all amounts payable on such date in respect of such shares called for redemption as required pursuant to
Section 7(d) the shares of 1993 Preferred Stock called for such redemption on such Exchange Date shall no longer be deemed to be outstanding (without regard to whether the certificates representing the same shall have been surrendered by the Corporation) and shall have the status of authorized but unissued shares of Preferred Stock, unclassified as to series; (ii) or rights of the holders of such shares called for redemption as stockholders of the Corporation (except the right to receive from the Corporation the Notes issued on such Exchange Date and all amounts payable pursuant to this
Section 7) shall cease, and (iii) the person or persons entitled to receive the Notes issuable on such Exchange Date shall be treated for all purposes as the registered holder or holders of such Notes (without regard to whether such Notes have actually been delivered to such holder or holders on such Exchange Date).

               (f) Dividends under 1993 Preferred Stock redeemed on any Exchange Date shall cease to accrue on such Exchange Date and the Corporation will pay interest on the Notes at the rate and on the date specified herein and therein, effective as of such Exchange Date. In the event any shares of the 1993 Preferred Stock required to be redeemed on any Exchange Date pursuant to this Section have not been so redeemed, dividends shall continue to accrue on such shares of the 1993 Preferred Stock.

               (g) Notwithstanding the foregoing, the Corporation may on any Exchange Date, or at its election at any time upon not less than 15 days' prior notice, redeem all of the 1993 Preferred Stock for cash price equal to the aggregate par value of the shares of 1993 Preferred Stock to be redeemed, plus the payment required by Section 7(d)(i).


          8.   Voting Rights.  Except as required by the laws of the State
               -------------
of Minnesota or any other applicable law, the holders of the 1993 Preferred Stock shall not be entitled to any voting rights with respect to the 1993 Preferred Stock. On all matters upon which holders of the 1993 Preferred Stock are entitled to vote, or given their consent, each such holder shall be entitled to one (1) vote per each share of the 1993 Preferred Stock held by such holder.









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          9.   Payments on Liquidation.  In the event of any liquidation,
               -----------------------
dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of the 1993 Preferred Stock shall be entitled to receive, out of the assets of the Corporation, whether such assets are capital or surplus and whether or not any dividends as such are declared, an amount per share of the 1993 Preferred Stock equal to the sum of the par value per such share at the date fixed for such distribution plus all accrued and unpaid cumulative
                                 ----
dividends thereon (whether or not declared or earned) to the date of such distribution; provided, however, that if upon any liquidation, dissolution or winding-up of the affairs of the Corporation (whether voluntary or involuntary) the assets of the Corporation available for distribution shall be insufficient to pay such amount to the holders of all outstanding shares of the 1993 Preferred Stock and to pay to the holders of all outstanding shares of Class B Common Stock, 1989 Preferred Stock and other class of Preferred Stock the full amounts to which they respectively are entitled under the Restated Articles of Incorporation, the holders of shares of Class B Common Stock, the holders of shares of 1989 Preferred Stock and other Preferred Stock shall be entitled, prior to any distribution to any holder or holders of the 1993 Preferred Stock, to distributions in an amount not to exceed the amount required to be distributed to such holders of 1989 Preferred Stock, Preferred Stock or Class B Common Stock in the event of any such liquidation, dissolution or winding-up of the affairs of the Corporation pursuant to the Restated Articles of Incorporation.

          Except as provided above with respect to the Class B Common Stock, the 1989 Preferred Stock and other Preferred Stock, in the event of any liquidation, dissolution, or winding-up of the affairs of the Corporation (whether voluntary or involuntary), payment shall be made to the holders of the 1993 Preferred Stock in the amounts provided herein, before any payment shall be made or any assets distributed to the holders of any Class A Common Stock or any other Junior Stock of the Corporation.

          If upon the occurrence of any liquidation, dissolution or winding-up of the affairs of the Corporation (whether voluntary or involuntary) the assets of the Corporation available for distribution to the holders of the 1993 Preferred Stock shall be insufficient to pay the holders of the 1993 Preferred Stock the full amounts to which they shall be entitled, then the entire assets of the Corporation available for distribution to the holders of outstanding shares of the 1993 Preferred Stock shall be distributed among such holders ratably per share in proportion to the preferential amount per share to which they are entitled.

          Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, stating a payment date and the placed where the distributive amounts shall be






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payable, shall be given by mail, postage prepaid, not less than thirty (30)
days prior to the payment date stated therein, to the holders of record of the 1993 Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

          The voluntary sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of its property or assets to, or a consolidation or merger of the Corporation with, one or more Persons shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 7.

          IN WITNESS WHEREOF, this Certificate has been signed on behalf of Petroleum Heat and Power Co., Inc. by the undersigned, George Leibowitz, Senior Vice President and Alan Shapiro, Assistant Secretary, this 22nd day of December, 1993



                              /s/ George Leibowitz
                              ----------------------------------
                              George Leibowitz
                              Senior Vice President


                              /s/ Alan Shapiro
                              ----------------------------------
                              Alan Shapiro
                              Assistant Secretary


























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